Exhibit 10.2

“[ * ]” = Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission or SEC. The omitted portions of this exhibit have been filed separately with the SEC.

AMENDMENT NO. 3 TO
INDUSTRIAL COLLABORATION AGREEMENT

        THIS AMENDMENT TO INDUSTRIAL COLLABORATION AGREEMENT is made the 24th day of December, 2003 by and among INTERNATIONAL AIDS VACCINE INITIATIVE, INC., a Delaware not-for-profit corporation with its principal offices at 110 William Street, 27th Floor, New York, New York 10038 (hereinafter referred to as “IAVI”), CHILDREN’S RESEARCH INSTITUTE, a not-for-profit corporation with its principal offices at 700 Children’s Drive, Columbus, Ohio 43205 (hereinafter referred to as “Children’s”), and TARGETED GENETICS CORPORATION, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (hereinafter referred to as “TGC”).

        WHEREAS, IAVI, Children’s and TGC entered into an Industrial Collaboration Agreement, dated as of February 1, 2000, which was amended on March 14, 2003 and August 1, 2003 (collectively, the “Agreement”); and

        WHEREAS, the parties desire to extend the expiration date of the Agreement and the period of performance for the Research and Development Program thereunder from January 1, 2004 to December 31, 2006 in accordance with the terms and conditions hereinafter set forth; and;

        WHEREAS, the parties desire to provide for a supplemental agreement for the supply of Program Vaccines to cover the period up to Phase III clinical trials; and

        NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

        1.   Unless otherwise provided herein, all defined terms utilized in this Amendment shall have the same meanings as set forth in the Agreement.

        2.  Section 1(e) of the Agreement is hereby amended after the words “Program Inventions” to insert the following:

“on a Program Vaccine in the Program Field”

         3.  Section 1(o) of the Agreement is hereby amended to insert the following sentence between the fourth and final sentences of the paragraph:

“Year 5” will run from January 1, 2004 through December 31, 2004. Year 6 will run from January 1, 2005 to December 32, 2005, and year 7 shall run from January 1, 2006 to December 31, 2006.

         4.  Section 2(b) of the Agreement is hereby amended to add at the end thereof the following sentence:

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The amount of Collaboration Payments to be made with respect to Year 5 will be prepared and agreed upon in accordance with the Work Plan and Budget, on the basis of the TGC Accounting Method and presented in a manner substantially consistent with the Work Plan and Budget set forth in Attachment C-5 of Amendment No. 3 to this Agreement. A new budget and work plan will be agreed upon by or before the ninth month of project year 5 for project year 6 and by or before the ninth month of project year 6 for project year 7. Within [ * ] days from the effective date of this Amendment IAVI shall provide the parties a draft term sheet for review. Within [ * ] days from the receipt of the draft term sheet the parties agree in good faith to negotiate and enter into a new Agreement that will supersede all previous Agreements. IAVI agrees that although a new Agreement shall be negotiated and executed in 2004, the FTE rate and manufacturing rated stated in the TGC accounting Method, Attachment D-2, of Amendment No. 3 shall remain in effect for the entire 2004 project year. If the parties fail to reach mutual agreement on terms of a new Agreement and therefore, do not fully execute a new Agreement within [ * ] of receipt of the draft term sheet then IAVI may exercise its termination right as stated in Section 6(c) of the Agreement by providing TGC and Children’s with a written (90) day notice of termination. IAVI agrees to fund the budget amount in the Work Plan and Budget for 2004, relating to TGC’s and Children’s facility and staff costs during the 90 day notice period.

         5.  Section 4 of the Agreement is hereby amended by deleting “Year 4” and replacing it with “Year 7".

         6.  The Agreement is hereby amended to add Attachment D-2 annexed hereto as the TGC Accounting Method.

         7.  Section 11(a) of the Agreement is hereby amended to insert before the last sentence of the paragraph the following:

The parties agree that any Program Vaccine comparative studies will be conducted only with the unanimous consent of the Project Management Committee.

         8.  Section 11A is hereby added between Section 11 and 12 in the Agreement as follows:

CLINICAL MATERIALS. IAVI and TGC shall enter into the Clinical Supply Agreement attached hereto as Attachment E. Children’s shall sign the Clinical Supply Agreement solely to acknowledge that it comprises part of this Agreement.

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         9.  Section 13 of the Agreement is hereby amended to insert the following sentence between the first and second sentences of the paragraph:

TGC and IAVI shall each maintain product liability insurance with coverage of at least $5,000,000 each occurrence/ $5,000,000 annual aggregate for domestic trials and TGC shall maintain at least the statutory minimum levels of product liability insurance for international trials with Program Vaccines. IAVI shall reimburse TGC for the incremental costs of procuring any insurance coverage covering IAVI trials of Program Vaccines. TGC shall name IAVI and Children’s as additional insured parties with respect to product liability insurance for IAVI clinical trials of Program Vaccines and IAVI shall name TGC and Children’s as additional insured parties with respect to product liability insurance for IAVI clinical trials of Program Vaccines.

         10.  Last sentence of Section 16 of the Agreement is hereby amended by deleting “3” and replacing it with “2".

         11.  Attachment C of the Agreement is hereby amended to add Attachment C-5 annexed hereto as the Work Plan and Budget for Year 5 (as defined below).

         12.  The Agreement is hereby amended to add Attachment E annexed hereto as the Clinical Supply Agreement.

         13.  The parties hereby agree to negotiate a Letter Amendment within 90 days of the effective date of this Amendment, as necessary and as mutually agreed upon by all parties, that addresses IAVI monies [ * ] and the use of these funds in funding the Research and Development Program. All monies to fund Children’s work conducted under the 2004 Work Plan shall be paid directly to Children’s and shall consist of [ * ] funds only to the extent agreed upon in the Letter Amendment. All monies necessary to fund TGC work under the 2004 Work Plan shall be paid directly to TGC, and shall consist of [ * ] funds only to the extent agreed upon in the Letter Amendment. IAVI agrees that it shall use funds [ * ] to fund the Research and Development Program as governed by and allowed for by the provisions of the grant between IAVI and [ * ] and that funds disallowed under [ * ] which are required to fund the work plan and budget for 2004 shall be provided by IAVI from other funding sources.

         14.  Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect. No oral promise, covenant or representation of any character or nature has been made to induce any party to enter into this Amendment. No provision of this Amendment may be modified or amended except expressly in a writing signed by all parties nor shall any term be waived except expressly in a writing signed by the party charged therewith. This Amendment shall be governed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

[Intentionally Left Blank]

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        IN WITNESS WHEREOF, the parties hereto have signed this Amendment on the day and year first above written.

INTERNATIONAL AIDS VACCINE INITIATIVE, INC.

By:   /s/ Seth Berkley, M.D.
         Name:  Seth Berkley, M.D.
         Title:   President and CEO

TARGETED GENETICS CORPORATION

By:   /s/ H. Stewart Parker
         Name:  H. Stewart Parker
         Title:   President and CEO

CHILDREN'S RESEARCH INSTITUTE

By:   /s/ Daniel Mann
         Name:   Daniel Mann
Title: Vice President

Acknowledged with respect to
the Research and Development Program

/s/ Dr. Philip R. Johnson
Dr. Philip R. Johnson

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ATTACHMENT C-5

WORK PLAN AND BUDGET

[*]

ATTACHMENT D-2

TGC ACCOUNTING METHOD

[*]

Attachment E

CLINICAL SUPPLY AGREEMENT

        THIS CLINICAL SUPPLY AGREEMENT (the “Supply Agreement”) is made effective as of the 24th day of December 2003 (the “Effective Date”) by and among the INTERNATIONAL AIDS VACCINE INITIATIVE, INC., a Delaware not-for-profit corporation with its principal offices at 110 William Street, 27th Floor, New York, New York 10038 (hereinafter referred to as “IAVI”) and TARGETED GENETICS CORPORATION, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (hereinafter referred to as “TGC”). TGC and IAVI are sometimes referred to herein individually as a “Supply Party” and collectively as the “Supply Parties.”

Recitals

        1.   The Supply Parties have entered into a certain Industrial Collaboration Agreement (the “Agreement”), pursuant to which the Supply Parties will collaborate to develop a vaccine against HIV, on terms and conditions set forth more fully therein. Unless otherwise defined herein, all defined terms utilized in this Supply Agreement shall have the same meanings as set forth in the Agreement.

         2.   IAVI as the Sponsor of certain clinical trials wishes to have all of its requirements for clinical supply of the Program Vaccine (the “Clinical Vaccine”) from TGC on an exclusive basis, and TGC wishes to manufacture and supply to IAVI all of its requirements for the Clinical Vaccine on an exclusive basis, under the terms and conditions set forth herein.

         3.   Children’s Research Institute, a not-for-profit corporation with its principal offices at 700 Children’s Drive, Columbus, Ohio 43205 (hereinafter referred to as “Children’s”) is also a Party to the Agreement and collaborates with the Supply Parties defined herein to develop a vaccine against HIV. Children’s obligations and rights are set forth in the Agreement.

        In consideration of the promises and of the mutual covenants and obligations set forth herein, the Supply Parties agree as set out below.

ARTICLE 1
DEFINITIONS

        The following capitalized terms shall have the following meanings when used in this Supply Agreement. Unless otherwise expressly provided, section references are to sections of this Supply Agreement.

        1.1   “Affiliate” means any individual, corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with the Supply Party in question. As used in this definition of “Affiliate,” the term “control” means the direct or indirect ownership of more than fifty percent (50%) of the stock having the right to vote for directors thereof or the ability to otherwise control the management of the corporation or other business entity whether through the ownership of voting securities, by contract, resolution, regulation or otherwise; provided, however, that the term "Affiliate" shall not include subsidiaries or other entities in which a Supply Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing body, but is restricted from electing such majority by contract or otherwise until the time such restrictions are no longer in effect.

        1.2    “Agreement” means the Industrial Collaboration Agreement, dated February 1, 2000, by and between TGC, Children’s and IAVI, and as amended from time to time.

        1.3   “Applicable Laws” means all laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Government Authority and are in force as of the Effective Date or come into force during the term of this Supply Agreement, in each case to the extent that the same are applicable to the performance by the Supply Parties of their respective obligations under this Supply Agreement. For purposes of this Supply Agreement, GLP and GMP shall be deemed to be within the term “Applicable Laws.”

        1.4   “Approval Application” means any application necessary and appropriate to obtain a Regulatory Approval, together with all required documents, data and information concerning a Clinical Vaccine that is the subject of such application.

        1.5   “Clinical Vaccine” means any Program Vaccine manufactured under this Supply Agreement and intended for use in [ * ].

        1.6   “Commercial Agreement” shall have the meaning set forth in Section 3.2.

        1.7   “Commercial Vaccine” means any Program Vaccine to be used in (i) [ * ], or (ii) which has received Regulatory Approval.

        1.8   “Control” means, with respect to intellectual property, that the Supply Party named as having Control owns such intellectual property, or otherwise possesses the ability to grant a license or sublicense under such intellectual property without violating the terms of any agreement or other arrangement with a Third Party.

        1.9   “Effective Date” shall have the meaning set forth in the first paragraph of this Supply Agreement.

        1.10   “FDA” means the United States Food and Drug Administration, and any successor thereto.

        1.11   “FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C.ss. 321 et seq., as amended from time to time.

        1.12   “GLP” means current good laboratory practices equivalent to those applicable in the United States and Europe and in effect from time to time during the term of this Supply Agreement.

        1.13   “GMP” means current good manufacturing practices equivalent to those applicable in the United States and Europe and in effect from time to time during the term of this Supply Agreement.

        1.14   “Government Authority” means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

        1.15   “Order” means a written description, delivered by IAVI to TGC no less than [ * ] in advance of the delivery date specified in the order and accepted or modified by TGC within [ * ]of its receipt, of Program Vaccines to be supplied for clinical testing that will cover details of the required preparation including but not limited to identification of Clinical Vaccine, batch number, concentrations to be prepared, type and number of vials, labeling, and shipping instructions.

        1.16   “Outside Contractor” means any Person contracted by TGC or IAVI to provide products or services, including, without limitation, clinical trials and regulatory services, which are material to the performance of its responsibilities under the Agreement or which result in any work product or other information that TGC or IAVI would include or might reasonably be expected to include in any document or report, including, without limitation, an Approval Application, submitted to a Government Authority or be subject to review by a Government Authority, including, without limitation, the FDA. Without limiting the foregoing, the term “Outside Contractor” shall include any Person contracted by TGC or IAVI whose acts or omissions in connection with its assumption of any obligation of TGC or IAVI under this Supply Agreement, would be imputed to, and would therefore be considered the acts or omissions of TGC or IAVI pursuant to FFDCA or by a Government Authority, including, without limitation, the FDA.

        1.17   “Person” means any person or legal entity.

        1.18   “Reasonable Commercial Efforts” means, with respect to the efforts to be expended by any Person with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Person would normally use to accomplish a similar objective under similar circumstances. With respect to any objective relating to the commercialization of a product by any Person, “Reasonable Commercial Efforts” means efforts and resources normally used by such Person with respect to a product owned by such Person or to which such Person has similar rights which is of similar market potential at a similar stage in the development or life of such product, taking into account issues of safety, efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, profitability of the product and other relevant commercial factors.

        1.19   “Regulatory Approval” means, with respect to a nation or, where applicable, a multinational jurisdiction, any approvals, licenses, registrations or authorizations necessary for the manufacture, clinical trials, marketing and sale of a Program Vaccine in such nation or such jurisdiction.

        1.20   “Standards and Specifications” means a list of tests, references to analytical procedures or methods, investigations, quality release and acceptance criteria that are numerical limits, ranges, or other criteria for the quality release of Clinical Vaccine which will be defined by TGC and reviewed and approved by IAVI and modified as required with the written approval of both Supply Parties.

        1.21   “Third Party” means any Person other than TGC or IAVI or their respective Affiliates.

ARTICLE 2
CLINICAL SUPPLY

        2.1   Clinical Vaccine Supply. TGC shall maintain the Standards and Specifications and related records by which Clinical Vaccine will be manufactured, filled, packaged, tested, stored and shipped. All Clinical Vaccine Orders shall meet the Standards and Specifications set by TGC and agreed to by IAVI. TGC shall supply to IAVI, IAVI’s total requirements of Clinical Vaccine for use in the clinical trials to be conducted by IAVI pursuant to Approval Applications, Regulatory Approvals, and the written consent of the Project Management Committee. TGC shall manufacture all Clinical Vaccine to be supplied by TGC to IAVI under this Section 2.1. The Work Plan and Budget for each year of the Research and Development Program shall set forth the general quantities, manufacturing schedules and the cost to manufacture the Clinical Vaccine that will be necessary to conduct clinical trials that are the subject of Approval Applications. Lot failures that occur during manufacturing or manufactured lots that do not meet the Standards and Specifications will result in a modification of the Work Plan and Budget to enable additional manufacturing runs to meet the Clinical Vaccine needs of the program. TGC,or its designated Outside Contractors, will prepare and package clinical test materials according to the Order for the Clinical Vaccine. TGC shall ensure that adequate samples of each Order are retained and stored by TGC as reserved quality control samples.

        2.2   Clinical Vaccine Production Records. TGC shall maintain and make available to IAVI for review, and shall cause its Affiliates, Contract Manufacturers, Outside Contractors and other agents to maintain and make available to IAVI for review, all records necessary to comply with all Applicable Laws relating to the manufacture, filling, packaging, testing, storage and shipment of Clinical Vaccine. All such records shall be maintained for such period as may be required by Applicable Laws; provided, however, that all records relating to the manufacture, stability and quality control of Clinical Vaccine shall be retained until the Parties agree to dispose of such records.

        2.3   Clinical Vaccine Warranty. TGC represents and warrants that, at the time of shipment of any Clinical Vaccine to IAVI, such Clinical Vaccine (i) will have been manufactured, filled, packaged, stored and shipped in accordance with applicable Regulatory Approvals and all Applicable Laws, and (ii) will not be adulterated or misbranded under the FFDCA, or under any other Applicable Laws. TGC further represents and warrants that it shall obtain and maintain, and use Reasonable Commercial Efforts to cause its Affiliates and Outside Contractors to obtain and maintain, all necessary facility licenses, permits or approvals required by Applicable Laws in connection with the manufacture, filling, packaging, testing, and storage, of each such Clinical Vaccine, including, without limitation, permits related to manufacturing facilities, and (iii) will meet all Standards and Specifications set for the Clinical Vaccine and (iv)

the batch records and the results of the quality tests have been reviewed and approved by the authorized manufacturing person at TGC.

        2.4   Clinical Vaccine Delivery. The Clinical Vaccine will be shipped by TGC in bulk form or finished form as specified in the Work Plan and Budget and confirmed in the Order. Prior to each shipment of Clinical Vaccine, TGC shall perform quality control testing and quality assurance review on Clinical Vaccine according to the defined Standards and Specifications. Concurrent with shipment of the Clinical Vaccine, TGC shall deliver to IAVI a final certificate of analysis which describes the compliance of Clinical Vaccine with the defined Standards and Specifications. TGC shall package all items in suitable containers to permit safe transportation and handling. Each shipped container will be labeled and marked to identify its contents without having to be opened, and all boxes and packages must contain packing sheets listing the contents. IAVI shall bear [ * ] associated with the shipping and delivery of Clinical Vaccines to IAVI or its designated sites.

        2.5   Post TGC Inspection. IAVI shall have the right to inspect, analyze and test samples from each batch of Clinical Vaccine for safety parameters and product identity within [ * ]days of its receipt of same in order to verify that Clinical Vaccine conforms to the Product warranties [ * ]of this Supply Agreement, provided however, that any safety or product identity testing, including tests for potency or strength shall be conducted by qualified vendors approved by TGC.

        2.6   Notice of Defects. IAVI shall promptly, following its inspection of any Clinical Vaccine, notify TGC of any defects therein. If IAVI fails to inspect, analyze and test samples from any batch of Clinical Vaccine or, if it inspects, analyzes or tests such batch but fails to notify TGC of defects therein, in each case within [ * ]of its receipt of the same, it shall be deemed to have irrevocably accepted such Clinical Vaccine. To the extent that IAVI notifies TGC of defects in any Clinical Vaccine, it shall be deemed to have irrevocably accepted the Clinical Vaccine other than as to those defects specifically set forth in such notice. For purposes of this Agreement, Clinical Vaccine shall be “defective” or have “defects” only to the extent that it fails to conform to [ * ]this Supply Agreement. Any notice by IAVI of any defects in a batch of Clinical Vaccine shall specify in reasonable detail how it fails to conform with [ * ]this Supply Agreement. TGC and IAVI agree to collaborate on any investigation of defective Clinical Vaccine.

        2.7   Defective Clinical Vaccine. Following IAVI’s notification to TGC that a batch of Clinical Vaccine is defective, IAVI shall continue to hold such batch until it receives notice from TGC directing it to do otherwise. If TGC does not give IAVI notice to ship, continue to hold or dispose of such batch within [ * ]of receipt by TGC of IAVI’s notice to TGC of defects in such batch, IAVI may dispose thereof. If TGC notifies IAVI, within such [ * ]period, to return such batch to TGC, to continue to hold or to dispose of such batch, IAVI shall comply with such directions from TGC. If the Clinical Vaccine is found to be defective as indicated by IAVI in its notice to TGC following the conduct of a collaborative investigation by TGC and IAVI, and the Clinical Vaccine is found to be defective due to [ * ]TGC, then TGC shall reimburse IAVI for all reasonable costs and expenses incurred by IAVI to ship the batch of defective Clinical Vaccine to TGC or to otherwise dispose of such Clinical Vaccine.

        2.8   Notice of Defects Dispute. If TGC does not agree that the Clinical Vaccine, which is the subject of the Notice of Defect, is defective, then IAVI must provide evidence to The Project Management Committee regarding the validity of the testing performed on the Clinical Vaccine. If TGC still does not agree that the Clinical Vaccine is defective, then IAVI shall consent to additional testing by a third party agreed upon in writing by The Project Management Committee. If the results of the third party testing show that the Clinical Vaccine is defective then TGC and IAVI shall collaborate on an investigation to determine the cause of the defect.

        2.9   Correction and Replacement. If the cause of a Clinical Vaccine defect, following an investigation, is found to be due to [ * ]TGC then TGC may, at its election, replace such batch of Clinical Vaccine ,at its cost, with another batch of identical quantity and a quality that conforms with [ * ]this Supply Agreement or, if TGC elects to have IAVI return to it any batch of defective Clinical Vaccine, TGC may correct such Clinical Vaccine as may be necessary to ensure that such batch no longer has the defects indicated in the notice provided by IAVI. If TGC corrects or replaces any batch of Clinical Vaccine, it shall ship such batch as corrected or replaced to IAVI by a route and carrier of TGC’s choice, at its own cost and expense. Title to and risk of loss of, and damage to, the corrected or replaced batch of Clinical Vaccine shall pass upon delivery thereof to IAVI at the location for delivery. If as a result of an investigation it is determined by the Supply Parties that the cause of the defect in the Clinical Vaccine is not a result of [ * ] TGC, then [ * ]. The appropriate correction or replacement activities necessary to supply Clinical Vaccine to meet the applicable Order will be decided upon in writing by The Project Management Committee and will be reflected in modifications to the Work Plan and Budget.

        2.10   Recall. TGC and IAVI agree to collaborate on any recall of Clinical Vaccine.

        2.11   Damages. If TGC receives notice that a batch of Clinical Vaccine is defective and as a result of a collaborative investigation it is determined the defect is due to [ * ] TGC, then if TGC fails to deliver a corrected or replaced batch of Clinical Vaccine, within a period of time agreed upon by the Project Management Committee for delivery of a corrected or replaced batch then, TGC shall pay the cost of materials and TGC’s service for manufacture in lieu of correcting or replacing such batch. If TGC notifies IAVI in writing that TGC will not deliver a corrected or replaced batch of Clinical Vaccine and will not pay the cost of materials and TGC’s service for manufacture to IAVI with respect to a batch of Clinical Vaccine, then TGC and IAVI shall collaborate to resolve filling the defective order. If a reasonable, mutually agreeable resolution is not reached, then IAVI may operate under [ * ] the Agreement to the extent consistent with the terms of such [ * ].

        2.12   Distribution of Clinical Vaccine. TGC and IAVI agree to advise the other of any clinical studies planned with the Clinical Vaccines. No Clinical Vaccines provided by TGC to IAVI shall be supplied or sent by IAVI to any Third Party, other than those contained in the appropriate Approval Application, without the unanimous written consent of the members of The Project Management Committee, except that IAVI may transfer Clinical Vaccine to IAVI’s Outside Contractors who are performing services specified in the applicable Work Plan and Budget, Order or Approval Application.

ARTICLE 3
CLINICAL VACCINE MANUFACTURE

        3.1   Establishment of Supply Source. TGC and IAVI agree that TGC will manufacture each Clinical Vaccine to be supplied by TGC to IAVI under Section 2.1 and Section 2.2 at TGC’s facilities within the greater metropolitan area of Seattle, Washington. TGC agrees to provide the IAVI Quality Assurance Manager, as set forth in Section 7.5, advance written notice of any plans to manufacture Clinical Vaccine at non-TGC facilities or at TGC facilities outside of the greater metropolitan area of Seattle, Washington.

        3.2   Commercial Agreement. Prior to initiation of Phase III clinical trials of any Clinical Vaccine, TGC and IAVI shall enter into a mutually acceptable Phase III Clinical Trials And Commercial Supply Agreement (“Commercial Agreement”), which shall be subject to Children’s acknowledgement, which acknowledgement shall not be unreasonably withheld.

        3.3   Manufacturing Process Events. Following review by TGC quality assurance personnel of a manufactured batch of Clinical Vaccine, TGC shall report in writing to IAVI’s Quality Assurance Manager any out-of-specification event or significant deviation that occurs during the manufacture or testing of any Clinical Vaccine, which event may affect the safety, efficacy or GMP compliance of such Clinical Vaccine, and when appropriate, disposing of any affected Clinical Vaccine. IAVI shall also have the right to review manufacturing documents as described in Article 2.2.

        3.4   IAVI Inspection. TGC shall permit IAVI representatives to enter TGC’s facilities upon reasonable prior notice and at reasonable intervals, but no more frequently than [ * ] unless a report is made related to notice of defects covered in Section 2.6 or manufactured process events covered in Section 3.3, during normal business hours for the purpose of making quality assurance audits of the facilities and of the procedures and processes used by TGC or Outside Contractors in storing, manufacturing and shipping any Clinical Vaccine and to inspect all related records. To the extent any such inspections, notices, responses, filings, audits and investigations could lead to the disclosure of any Proprietary Technology to IAVI: (i) access to such Proprietary Technology shall be limited to the narrowest practicable group of IAVI’s quality assurance personnel who have a strict need to know the same for the purposes of such quality assurance inspections, audits and investigations; and (ii) any and all such Proprietary Technology shall be treated as TGC’s proprietary information and shall be protected by IAVI under Section 8 of the Agreement.

        3.5   TGC Inspection. IAVI shall permit TGC representatives to enter clinical trial sites upon reasonable prior notice at reasonable intervals, but no more frequently than once a year per site unless a significant adverse event has been reported to TGC, and with the approval, such approval shall not be unreasonably withheld, of the appropriate IAVI medical director, during normal business hours for the purpose of making quality assurance audits of the clinical trial sites and of the implementation of the clinical trial protocol according to the appropriate Approval Application.

        3.6   Safety Procedures. TGC shall maintain and enforce health and safety procedures for the handling and manufacture of Clinical Vaccines that comply in all respects with all Applicable Laws.

        3.7   Government Inspection. TGC shall provide prompt notice to IAVI of any inspections or investigations by the FDA or other regulatory authority directed toward Clinical Vaccine or facilities used in the manufacture of Clinical Vaccine, and shall provide IAVI with copies of all correspondence and reports related to such inspection or investigations as they become available. Further TGC shall provide prompt notice to IAVI of the results thereof and any material corrective action TGC was required to take in order to comply with any applicable laws or regulations. IAVI’s rights hereunder shall extend to facilities, equipment, record-keeping procedures and records of Outside Contractors used by TGC with respect to the manufacture of Clinical Vaccine and TGC shall ensure that its agreements with such Outside Contractors are consistent with this Agreement. To the extent any such inspections, notices, responses, filings, audits and investigations could lead to the disclosure of any Proprietary Technology to IAVI: (i) access to such Proprietary Technology shall be limited to the narrowest practicable group of IAVI’s quality assurance personnel who have a strict need to know the same for the purposes of such quality assurance inspections, audits and investigations; and (ii) any and all such Proprietary Technology shall be treated as TGC’s proprietary information and shall be protected by IAVI under Section 8 of the Agreement.

        3.8   TGC Supply Obligations. If TGC is unable to fulfill its obligations for Supply of Clinical Vaccine under the appropriate Work Plan and Budget and Order, TGC will promptly notify IAVI of its determination and the reasons it is unable to do so. IAVI and TGC agree to use Reasonable Commercial Efforts to arrive at a mutually agreeable resolution.

ARTICLE 4
APPROVAL APPLICATIONS AND REGULATORY APPROVALS

        4.1   Regulatory Process. TGC, with appropriate assistance from IAVI and funding from IAVI as and to the extent provided under the appropriate Work Plan and Budget, will use Reasonable Commercial Efforts to assemble all Approval Applications relating to the manufacture of any Clinical Vaccine developed or to be developed under the Agreement or supplied or to be supplied to IAVI under the Supply Agreement. TGC shall have the right to reference any relevant regulatory documents filed by IAVI, including Approval Applications and Regulatory Approvals, if required by TGC for the development of a vaccine outside of the Program Field. IAVI, with appropriate assistance from TGC as and to the extent provided under the appropriate Work Plan and Budget, will use Reasonable Commercial Efforts to assemble all Approval Applications needed to conduct clinical trials with any Clinical Vaccine developed or to be developed under the Agreement or supplied or to be supplied to IAVI under the Supply Agreement. In connection with any Approval Application, IAVI will have the right to reference any relevant regulatory documents of TGC.

        4.2   Trial Termination. If any Government Authority requests a termination of a clinical trial or takes similar action in connection with any Clinical Vaccine, or if either Supply Party determines that an event, incident or circumstance has occurred which may result in the need for termination of a clinical trial, the Supply Party notified of or wishing to initiate such recall or similar action shall, within twenty-four (24) hours, advise the other Supply Party thereof by telephone or facsimile, after which the Parties shall promptly discuss, agree upon and work together to effect an appropriate course of action; provided, however, that either Supply Party may initiate a termination of a clinical trial if required to do so under applicable law. Notification to FDA (or such other applicable Government Authority with respect to countries other than the United States) and compliance with Applicable Laws in conducting such trial termination shall be the responsibility of IAVI.

      4.3   Ownership of Clinical Data, Approval Applications and Regulatory Approvals.

                 4.3.1   With the exception of personal and confidential patient medical records, case report forms, informed consent forms, drug accountability records, source documents, data correction forms, monitoring logs, correspondence, clinical supplies receipts, dispensing and final disposition records, IRB correspondence and approvals, statement of investigator forms and such other documents whose ownership is governed by clinical trial site agreements of IAVI, which agreements must be consistent with the terms of this Supply Agreement and the Agreement, IAVI, TGC, and Children’s shall jointly own all rights and title to all clinical data derived from the Clinical Vaccine and contained on any of the forms or documents described above in this sentence. IAVI acknowledges that any rights acquired hereunder relating to the Clinical Vaccine shall be used only to support the development of a Program Vaccine for use in Developing Countries unless advance written permission is given by TGC and Children’s.

                 4.3.2   TGC and Children’s shall have the right of prior review of each disclosure referencing the Clinical Vaccine, whether such disclosure is a presentation, publication or other disclosure, for patent purposes and to identify and correct any inadvertent disclosure of TGC’s or Children’s proprietary information or use of TGC’s or Children’s name which TGC and Children’s, in their sole discretion, considers inappropriate. IAVI further agrees to promptly publish, consistent with scientific custom, either itself or with the clinical investigators conducting the clinical trials utilizing Clinical Vaccine, those results of the clinical trials that, in TGC’s and Children’s reasonable judgment, may be published without disclosing significant trade secrets of TGC’s and or Children’s. If IAVI and its clinical investigators choose not to publish results of the clinical trials conducted with Clinical Vaccine, then TGC and Children’s shall collaborate with IAVI to publish such results consistent with scientific custom. IAVI shall have a right of prior review of such publication to identify and correct any inadvertent disclosure of IAVI’s proprietary information or use of IAVI’s name which IAVI, in its sole discretion considers inappropriate. If at any time such rights of any clinical trial site is determined to conflict with the data ownership rights granted to TGC and Children’s hereunder, TGC, Children’s and IAVI will work to resolve any disputes or conflict with any such clinical trial site.

                 4.3.3  Subject to the rights granted to or owned by TGC and/or Children’s hereunder, including without limitation the rights owned by TGC set forth in Section 4.3.4 below, all right and title in all Approval Applications necessary to obtain Regulatory Approvals required for the conduct of clinical trials of Clinical Vaccine shall be owned and filed in accordance with Section 11(m) of the Agreement.

                 4.3.4  Subject to the rights granted to or owned by IAVI and/or Children’s hereunder, including without limitation a grant of a right to reference TGC’s relevant regulatory documents in Approval Applications and Regulatory Approvals for a Program Vaccine in the Program Field, TGC shall own all right, title and interest in all TGC regulatory documents and all Approval Applications filed by TGC which are necessary to obtain Regulatory Approvals required for manufacture of Clinical Vaccine by TGC or its Outside Contractors, together with any Regulatory Approval obtained in connection therewith. In the instance where TGC and IAVI agree that the regulatory documents related to Section 4.3.4 must be filed in IAVI’s name, TGC and IAVI agree to collaborate to manage the related filings and correspondence related to the TGC regulatory documents.

                 4.3.5  IAVI agrees to assign ownership of its rights in the clinical data and any regulatory documents including Approval Applications and Regulatory Approvals if (a) the Clinical Supply Agreement is terminated due to an uncured breach by IAVI; or (b) the Agreement is terminated for any reason other than: (i) an uncured TGC breach, in which case IAVI agrees to assign such rights to Children’s; (ii) by TGC pursuant to Section 6(a) of the Agreement; or (iii) by Children’s pursuant to Section 6(b) of the Agreement.

                 4.3.6  Other than as expressly provided herein, no rights, titles or licenses are conveyed in or to any intellectual property or confidential information of IAVI, TGC or Children’s, including with respect to ownership and control of its confidential information included in any Approval Application.

                 4.3.7  All rights of IAVI to regulatory documents filed or created to support the evaluation of Clinical Vaccine in human clinical trials, including clinical data, Approval Applications and Regulatory Approvals shall be assigned to TGC for its unrestricted use in continued development of a Program Vaccine, if TGC so chooses to continue development, in the event that IAVI: (a) chooses to terminate the further development of a Program Vaccine in the Program Field; (b) becomes insolvent or suspends its business; (c) files a voluntary petition or an answer admitting the jurisdiction of a court in the material allegations of, or consents to, an involuntary petition pursuant to any reorganization or insolvency law of any jurisdiction; (d) makes an assignment for the benefit of creditors; or (e) applies or consents to the appointment of a receiver or trustee of a substantial part of its property, and has not granted IAVI rights to a third party for continued development of Program Vaccines (if such activities are permitted under the Agreement). All rights of IAVI to regulatory documents including clinical data, the Approval Applications and Regulatory Approvals shall be assigned to Children’s in the event that TGC: (a) does not choose to continue such development; (b) becomes insolvent or suspends its business; (c) files a voluntary petition or an answer admitting the jurisdiction of a court in the material allegations of, or consents to, an involuntary petition pursuant to any reorganization or insolvency law of any jurisdiction; (d) makes an assignment for the benefit of creditors; (e) applies or consents to the appointment of a receiver or trustee of a substantial part of its property, and has not granted these rights to a third party for continued development of Program Vaccines (if such activities are permitted under the Agreement).

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS

         5.1   Representations and Warranties of TGC Concerning Manufacture and Supply. TGC represents and warrants to IAVI that TGC will manufacture and supply the Clinical Vaccine in accordance with GMP, the Standards and Specifications for the Clinical Vaccine and the requirements of the Order. EXCEPT AS EXPRESSLY SET FORTH IN THIS PARAGRAPH, NEITHER TGC NOR CHILDREN’S MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

         5.2   Representations and Warranties of IAVI Concerning Clinical Trial Conduct. IAVI represents and warrants to TGC that IAVI will (i) maintain all Approval Applications and obtain all necessary Regulatory Approvals as Sponsor of the clinical trials for which Clinical Vaccine is being supplied under this Supply Agreement, (ii) comply with Applicable Laws as Sponsor of the clinical trials for which Clinical Vaccine is being supplied under this Supply Agreement, and (iii) only use the Clinical Vaccine to conduct clinical trials, with the Clinical Vaccine, for which the Project Management Committee has granted its unanimous consent.

ARTICLE 6
CLINICAL TRIAL INDEMNIFICATION; LIMITATION OF LIABILITY

         6.1   Clinical Trial Indemnification by IAVI. IAVI hereby agrees to save, defend, and hold TGC, Children’s and their respective Affiliates and their officers, directors, trustees, employees and agents harmless from and against any and all losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and expenses that arise in connection therewith, (collectively, “Losses”) resulting from or arising out of: (i) [ * ]; or (iii) the [ * ]misconduct of IAVI or its Affiliates, licensees or sublicensees, and its or their directors, officers, agents, employees, or consultants or clinical investigators; or (iv) the material breach by IAVI of any representation, warranty, covenant or other provision of this Supply Agreement.

         6.2   Clinical Indemnification by TGC. TGC hereby agrees to save, defend and hold IAVI, Children’s and their respective Affiliates and their officers, directors, trustees, employees and agents harmless from and against any and all Losses resulting from or arising out of (i) [ * ]; or (ii) the [ * ] misconduct of TGC or Children’s, or its or their Affiliates, Outside Contractors, and its or their directors, officers, agents, trustees, employees or consultants; or (iii) the material breach by TGC of any representation, warranty, covenant or other provision of this Supply Agreement. For the purposes of this section, deviations from the terms of a protocol that may arise out of medical necessity do not constitute negligence, error, omission or malfeasance provided that IAVI confirms in writing the fact of and provides reasonable details of any such deviation within a reasonable time thereafter.

         6.3   Clinical Indemnification Procedure. This section 6.3 shall apply solely with respect to indemnification contemplated under the Supply Agreement.

                 6.3.1  Each indemnified Supply Party and Children’s (the “Clinical Indemnitee”) agrees to give the indemnifying Supply Party (the “Clinical Indemnitor”) prompt written notice of any Losses or discovery of fact upon which the Clinical Indemnitee intends to base a request for indemnification. Notwithstanding the foregoing, the failure to give timely notice to the Clinical Indemnitor shall not release the Clinical Indemnitor from any liability to the Indemnitee to the extent the Clinical Indemnitor is not prejudiced thereby.

                 6.3.2  The Clinical Indemnitee shall furnish promptly to the Clinical Indemnitor copies of all papers and official documents in the Clinical Indemnitee’s possession or control which relate to any Losses; provided, however, that if the Clinical Indemnitee defends or participates in the defense of any Losses, then the Clinical Indemnitor shall also provide such papers and documents to the Clinical Indemnitee. The Clinical Indemnitee shall cooperate with the Clinical Indemnitor in providing witnesses and records necessary in the defense against any Losses.

                 6.3.3  The Clinical Indemnitor shall have the right, by prompt notice to the Clinical Indemnitee, to assume direction and control of the defense of any Third Party claim forming the basis of such Losses, with counsel reasonably acceptable to the Clinical Indemnitee and at the sole cost of the Clinical Indemnitor, so long as (i) the Clinical Indemnitor shall promptly notify the Clinical Indemnitee in writing (but in no event more than thirty (30) days after the Clinical Indemnitor’s receipt of notice of the claim) that the Clinical Indemnitor intends to indemnify the Clinical Indemnitee from and against any Losses the Clinical Indemnitee may suffer arising out of the claim absent the development of facts that give the Clinical Indemnitor the right to claim indemnification from the Clinical Indemnitee and (ii) the Clinical Indemnitor diligently pursues the defense of the claim.

                 6.3.4  If the Clinical Indemnitor assumes the defense of the claim as provided in Section 6.3.3 above or Section 6.3.5 below the Clinical Indemnitee may participate in such defense with the Clinical Indemnitee’s own counsel who shall be retained, at the Clinical Indemnitee’s sole cost and expense; provided, however, that neither the Clinical Indemnitee nor the Clinical Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the other Supply Party, which consent shall not be unreasonably withheld or delayed. If the Clinical Indemnitee withholds consent in respect of a judgment or settlement involving only the payment of money by the Clinical Indemnitor and which would not involve any stipulation or admission of liability or result in the Clinical Indemnitee becoming subject to injunctive relief or other relief, the Clinical Indemnitor shall have the right, upon notice to the Clinical Indemnitee within five (5) days of receipt of the Clinical Indemnitee’s written denial of consent, to pay to the Clinical Indemnitee, or to a trust for its or the Third Party’s benefit, as shall be established at trial or by settlement, the full amount of the Clinical Indemnitor’s obligation under Section 6.1 or Section 6.2, as applicable, with respect to such proposed judgment or settlement, including all interest, costs or other charges relating thereto, together with all attorneys’ fees and expenses incurred to such date for which the Clinical Indemnitor is obligated under this Supply Agreement, if any, at which time the Clinical Indemnitor’s rights and obligations with respect to the claim shall cease.

                 6.3.5  If the Clinical Indemnitor does not so assume the defense of such claim, the Clinical Indemnitee may conduct such defense with counsel of the Clinical Indemnitee’s choice but may not settle such case without the written consent of the Clinical Indemnitor, such consent not to be unreasonably withheld or delayed. In addition, the Clinical Indemnitor shall have the right to assume control of the defense, at its own expense, at any time upon five (5) days’ prior notice to the Clinical Indemnitee.

                 6.3.6  Except as provided in Section 6.3.5 above, the Clinical Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Clinical Indemnitee which is reached without the written consent of the Clinical Indemnitor.

                 6.3.7  Except as otherwise provided in this Section 6.3, the portion of costs and expenses, including reasonable fees and expenses of counsel, incurred by any Clinical Indemnitee under Section 6.3.5 in connection with any claim corresponding to the Clinical Indemnitor’s obligation under Section 6.1 or Section 6.2, as applicable, shall be reimbursed on a calendar quarter basis by the Clinical Indemnitor, for so long as the Clinical Indemnitee controls the defense of the claim, without prejudice to the Clinical Indemnitor’s right to contest the Clinical Indemnitee’s right to indemnification and subject to refund in the event the Clinical Indemnitor is ultimately held not to be obligated to indemnify the Clinical Indemnitee.

        6.4   Limitation of Liability; Remedies Cumulative.

                 6.4.1  EXCEPT FOR EACH SUPPLY PARTY’S INDEMNIFICATION OBLIGATIONS HEREUNDER AND ANY CLAIMS RELATED TO ONE SUPPLY PARTY’S INFRINGEMENT OF THE OTHER SUPPLY PARTY’S INTELLECTUAL PROPERTY OUTSIDE OF THE RIGHTS AND LICENSES GRANTED HEREUNDER OR BREACH BY A SUPPLY PARTY OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, UNDER NO CIRCUMSTANCES SHALL A SUPPLY PARTY HEREOF BE LIABLE TO THE OTHER SUPPLY PARTY HEREOF FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES.

                 6.4.2  THE REMEDIES PROVIDED IN THIS SUPPLY AGREEMENT ARE CUMULATIVE AND NOT EXCLUSIVE OR IN LIMITATION OF ANY OTHER REMEDY AVAILABLE UNDER THIS SUPPLY AGREEMENT OR AT LAW OR IN EQUITY. ACCORDINGLY, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS SUPPLY AGREEMENT, A REMEDY PROVIDED IN THIS SUPPLY AGREEMENT AS AVAILABLE EITHER TO TGC OR IAVI IS NOT INTENDED AS AN EXCLUSIVE REMEDY.

ARTICLE 7
MISCELLANEOUS

         7.1   Other Terms and Conditions. Each Supply Party agrees that all other terms and conditions of the Agreement that are not inconsistent with the Supply Agreement shall have the same effect as if they were included as part of the Supply Agreement.

        7.2   Further Actions. Each Supply Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Supply Agreement. If any of the provisions of this Supply Agreement are in conflict with any agreement for clinical services that IAVI has with a Third Party, TGC and IAVI will work together to resolve any disputes or conflict with any such clinical trial site agreement.

        7.3   Governmental Approvals; Compliance with Law. The Parties shall make all filings with Government Authorities as shall be required by Applicable Laws in connection with this Supply Agreement and the activities contemplated hereunder or thereunder. In fulfilling its obligations under this Supply Agreement each Supply Party agrees to comply in all material respects with all Applicable Laws.

        7.4   Survival. The expiration or earlier termination of this Supply Agreement, (howsoever caused) shall not affect any of the terms, provisions, representations or warranties hereof which are expressed to continue after such expiration or termination, nor shall any such expiration or termination affect the rights or obligations of either party hereto in respect of any antecedent breach of this Supply Agreement.

        7.5   Third Party Beneficiary. The Supply Parties agree that Children’s is an intended third party beneficiary hereunder. Any notice to Children’s shall be sent to:

CHILDREN'S RESEARCH INSTITUTE 700 Children's Drive Columbus, Ohio 43205 Phone: 614-722-2000 Fax: 614-722-3945 Attention: Martha D. Johnson	with a copy to: CHILDREN'S RESEARCH INSTITUTE 700 Children's Drive Columbus, Ohio 43205 Phone: 614-722-2700 Fax: 614-722-2716 Attn: Daniel Mann

     7.6  Term. The initial term of this Supply Agreement shall commence as of the Effective Date and continue until the earlier of: (i) termination of the Agreement or (ii) the expiration of the Agreement .

      7.7   Quality Notices

        All Clinical Vaccine quality notices sent to IAVI shall be addressed to:

INTERNATIONAL AIDS VACCINE INITIATIVE, INC. 110 William Street, 27th Floor New York, New York 10038 Attention: Philip Burge Quality Assurance Manager pburge@iavi.org FAX: 212-847- 1113	with copies to:

INTERNATIONAL AIDS VACCINE INITIATIVE, INC.
110 William Street, 27th Floor
New York, New York 10038
Attention: Don Gerson Ph.D.
Director of Manufacture
dgerson@iavi.org
FAX: 212-847- 1113

Holland & Knight LLP

195 Broadway New York, New York 10007 Attention: Neal N. Beaton, Esq. nbeaton@hklaw.com FAX: 212-385-9010

        All Clinical Vaccine quality notices sent to TGC shall be addressed to:

Targeted Genetics Corporation 1100 Olive Way, Suite 100 Seattle, WA 98101 Attention: Rae Saltzstein Director, Quality and Regulatory Affairs saltzste@targen.com FAX: 206-521-4783

        All Orders shall be sent by Don Gerson or his designee as the authorized representative of IAVI to TGC shall be addressed to:

Targeted Genetics Corporation 1100 Olive Way, Suite 100 Seattle, WA 98101 Attention: Pervin Anklesaria Vice President, Product Development FAX: 206-521-4783

        7.8   Entire Agreement. This Supply Agreement, an Order and the Agreement, including all schedules and exhibits attached thereto, which are hereby incorporated herein and therein by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior and contemporaneous agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein or therein. No subsequent alteration, amendment, change or addition to this Supply Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

        7.9   Agreement References. Sections 19, 20, 21 and 23 of the Agreement are incorporated by reference into this Supply Agreement.

        7.10   Counterparts. This Supply Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        In Witness Whereof, the Parties have executed this Supply Agreement by their proper officers as of the date and year first above written.

INTERNATIONAL AIDS VACCINE INITIATIVE, INC. By: /s/ Seth Berkley Seth Berkley, M.D. President and CEO TARGETED GENETICS CORPORATION By: /s/ H. Stewart Parker H. Stewart Parker President and CEO

        Children’s Research Institute hereby agrees acknowledges the Supply Agreement as part of the Agreement.

CHILDREN'S RESEARCH INSTITUTE By: _______________________________________ Neme: _____________________________________ Title: ______________________________________